Curian/Van Eck International Gold Fund Ltd.

Sub -Administration and
Accounting Services Agreement

This Agreement is entered into as of July 1, 2013, by and between Curian Capital, LLC, a Michigan limited liability company (“Curian”), and Jackson Fund Services (“JFS”), a division of Jackson National Asset Management, LLC, also a Michigan limited liability company (“JNAM”).

Whereas, Curian is the investment adviser and administrator to each series of Curian Variable Series Trust (“Trust”), which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is authorized by the Trust to contract its administrative duties to a third party; and

Whereas, Curian has retained JFS to provide fund accounting and sub-administration services to the Trust’s series, including Curian/Van Eck International Gold Fund (“Fund”); and

Whereas, Curian desires to retain JFS to provide accounting and sub-administration services to Curian/Van Eck International Gold Fund Ltd., a wholly owned subsidiary of the Fund organized as an exempt company under the laws of the Cayman Islands (“Company”), and JFS wishes to furnish such services.

Now, Therefore, in consideration of the mutual agreements herein made, the parties hereto agree as follows:

1.  Appointment

Curian hereby appoints JFS to provide accounting and administrative services to the Company in accordance with the terms and conditions set forth in this Agreement, and JFS hereby accepts such appointment and agrees to perform the services and duties set forth in Exhibit A of this Agreement in consideration of the compensation provided for herein.

2.  Regulatory Compliance/Representations of the Parties

A. JFS acknowledges that it is a “service provider” to the Company, as that term is used in connection with Rule 38a-1 under the 1940 Act (“Rule 38a-1”), and represents that it has established and implemented written policies and procedures reasonably designed to prevent, identify and correct violations of the “Federal Securities Laws,” as that term is defined in Rule 38a-1 and applies to a service provider.  JFS agrees to cooperate with Curian and the Company to the extent reasonably requested in connection with the Fund’s fulfilling its obligations to monitor JFS’s operations to assure itself that JFS has established and implemented the required policies and procedures.

B. Curian represents and warrants that the Company has granted it the authority to retain JFS to act on behalf of itself and the Company.

C. JFS agrees that it is responsible for drafting and maintaining policies and procedures, as applicable, that are designed to comply with Rule 38a-1 for review and consideration by Curian and the Company and will inform Curian and the Company if additional procedures or revisions to the procedures are necessary to comply with Rule 38a-1, as applicable.

3.  Changes in Accounting Procedures

Any changes by Curian or the Company that affect accounting practices and procedures under this Agreement and that have not been initiated by JFS shall only become effective upon written receipt and acceptance by JFS.

4.  Changes in Equipment, Systems, Service, Etc.

JFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to Curian and the Company under this Agreement.

5.  Compensation

Curian agrees to compensate JFS, in an amount mutually agreed upon by them in writing from time to time, for the latter's providing to Curian, for the Company’s benefit, the services set forth in Exhibit A of this Agreement, as the same may be amended from time to time by the parties or otherwise modified by their mutual written agreement. Expenses for valuations of securities, commodities, and derivatives thereon (collectively, “securities”) from third party pricing vendors will be charged to Curian based on the costs of those pricing services.

Except as hereinafter set forth, compensation shall be calculated and paid monthly. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.

Curian shall notify JFS in writing within thirty (30) calendar days following receipt of each invoice if Curian disputes any amounts in good faith.  Curian shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.

6.  Performance of Services; Limitation of Liability

A. JFS shall exercise reasonable care in the performance of its duties under this Agreement.  JFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by Curian or the Company in connection with matters to which this Agreement relates, including losses resulting from the occurrence of any “virus,” as defined in Section 15, notwithstanding JFS’s reasonable standard of care in preventing such intrusion, mechanical breakdowns or the failure of communication or power supplies beyond JFS’s control, except a loss arising out of or relating to JFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, gross negligence, or willful misconduct on its part in the performance of its duties under this Agreement.

B. Curian, on behalf of itself and the Company, shall indemnify JFS and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and other costs and expenses incurred by JFS that result from (i) any claim, action, suit or proceeding arising in connection with JFS’s entry into or performance of this Agreement; (ii) any action taken or omission to act committed by JFS in the performance of its obligations hereunder; or (iii) any action of JFS taken upon instructions believed in good faith by it to have been executed by a duly authorized officer or representative of Curian or the Company; provided, that JFS shall not be entitled to such indemnification in respect of actions or omissions constituting willful misfeasance, bad faith, gross negligence, misconduct or reckless disregard of its duties on the part of JFS or its employees, agents or contractors.

C. JFS shall indemnify and hold Curian and the Company harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and other costs and expenses, incurred by such indemnified party which results from (i) JFS’s failure to comply with the terms of this Agreement; (ii) JFS’s lack of good faith in performing its obligations hereunder; or (iii) JFS’s negligence or misconduct or its employees, agents or contractors in connection herewith; provided, that an indemnified party shall not be entitled to such indemnification in respect of actions or omissions constituting willful misfeasance, bad faith, gross negligence, misconduct or reckless disregard of its duties on the part of such party, or its employees, agents or contractors.

D. JFS represents that it has in place, and covenants to maintain in place during the term of this Agreement, a reasonable back-up, business continuity and disaster recovery plan. In the event of a mechanical breakdown or failure of communication or power supplies due to events beyond its control, JFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  JFS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by JFS’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement, including this Section 6.

Notwithstanding the above, JFS reserves the right to reprocess and correct administrative errors at its own expense.

E. In order that the indemnification provisions contained in this Section 6 shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section 6.  An indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

F. The indemnification obligations set out in this Section 6 shall survive termination of this Agreement.

7.  No Agency Relationship

Except as provided in the Agreement, nothing herein contained shall be deemed to authorize or empower JFS to act as agent for Curian or to conduct business in the name of, or for the account of, Curian.

8.  Records

JFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Company but not inconsistent with the applicable rules and regulations of appropriate government authorities.  JFS agrees that all such records prepared or maintained by JFS relating to the services to be performed by JFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request.  Upon the reasonable request of Curian on behalf of the Company, copies of any such records in the form reasonably requested (if such form differs from the form in which JFS has maintained the same, the Company shall pay reasonable expenses associated with transferring the same to such form), shall be provided by JFS to the Company.

9.  Data Necessary to Perform Services

Curian on behalf of the Company shall furnish to JFS the data and provide such documentation as is reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.  If JFS is also acting in another capacity for the Company, nothing herein shall be deemed to relieve JFS of any of its obligations in such capacity.

10.  Cooperation Necessary to Perform Services

Curian represents that it shall take all actions to cause the Board of Directors of the Company to authorize the Company’s officers, investment adviser(s), legal counsel, independent accountants, transfer agent, custodian and other service providers and agents, past or present, for the Company to cooperate with JFS and to provide JFS with such information, documents and advice relating to the Company as necessary and/or appropriate or as requested by JFS, in order to enable JFS to perform its duties hereunder.  Fees charged by such persons shall be an expense of the Company. JFS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Company, investment adviser(s) or service provider until receipt of written notice thereof from the Company.  As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

11.  Instruction Necessary to Perform Services

JFS may apply to Curian to obtain from an officer of the Company written instructions with respect to any matter arising in connection with JFS’s performance hereunder for the Company, and JFS shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions.  Such application shall include a description of the action proposed to be taken or omitted to be taken by JFS with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and JFS shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, JFS has received written instructions in response to such application specifying the action to be taken or omitted.

12.  Securities Valuation

It is understood that in determining securities valuations, JFS shall employ one or more pricing services, as directed by Curian on behalf of the Company, to determine valuations of securities for purposes of calculating net asset value of the Company.  JFS shall recommend to Curian a list of pricing vendors for Curian’s review and Curian will make a recommendation to the Company’s Board of Directors for approval. JFS shall price the securities and other holdings of the Company for which market quotations or prices are available by the use of such services.  For those securities where prices are not provided by the pricing service(s) utilized by JFS, JFS shall provide to Curian, without any determination of the resulting fair value, prices and related information that may be utilized by Curian, in the course of its authority delegated to it by the Board of Directors to establish the fair value prices employing the method approved by the Board.

The Company is responsible for approving, in good faith, the method for determining the fair value of the securities, which responsibility the Company has delegated to Curian.  Curian shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to JFS the resulting prices for use in its calculation of net asset value.  JFS is authorized to rely on the prices provided by such service(s) or by the Company’s investment adviser(s) or other authorized representative of the Company without investigation or verification.

13.  Counsel Necessary to Perform Services

JFS may consult with counsel to Curian, the Company or its own counsel, at JFS’s expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the reasonable advice or opinion of such counsel.

14.  Notification of Error

JFS shall notify Curian of any error caused by JFS within twenty-four (24) hours after discovery of any error or omission.

Curian will notify JFS of any discrepancy between the records of JFS and the records of the Company, including, but not limited to, failing to account for a security position in the Fund’s portfolio, within three (3) business days after the latest of (i) receipt of any reports rendered by JFS, (ii) discovery of any error or omission not covered in the balancing or control procedure, or (iii) receipt of notice from any shareholder.

15.  Systems

JFS shall exercise reasonable care to prevent the occurrence of any virus.  JFS agrees that any corrections needed due to a virus shall be corrected by JFS at no additional cost to the Company. “Virus” shall mean: (i) a program code or programming instruction or set of instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise adversely affect computer programs, data files or operations; or (ii) any other code typically described as a virus or by similar terms, including Trojan horse, worm or backdoor.

16.  Proprietary and Confidential Information

JFS, on behalf of itself, the managers and/or members of JNAM, and its officers and employees, agrees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where JFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

JFS agrees to keep confidential all information (whether written or oral), ideas, techniques, and materials supplied by Curian, and shall not distribute the same to any other parties, at any time, except with the express written consent of Curian.  JFS agrees to discontinue use of and destroy, where applicable, all information, ideas, techniques, and materials supplied by Curian upon termination of this Agreement.  JFS acknowledges that certain information made available to Curian may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act or other federal and state privacy laws and the regulations promulgated thereunder (collectively,

“Privacy Laws”).  JFS agrees: (a) not to disclose or use such information except as required to carry out its duties under this Agreement or as otherwise permitted by the Privacy Laws; (b) to establish and maintain procedures reasonably designed to insure the security and privacy of all such information; and (c) to cooperate with Curian and provide reasonable assistance in ensuring compliance of such Privacy Laws to the extent applicable to either party.

17.  Term of Agreement

This Agreement shall become effective as of the date hereof and will continue in effect until terminated under the provisions set forth in this section, and according to all other terms and conditions thereof.  This Agreement may be terminated by either party at any time upon 120 days’ prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  This Agreement may be amended by mutual written consent of the parties.  The provisions of Sections 6, 8, 13, 14, 16, 17 and 20 shall survive the termination of this Agreement.

18.  Notices

Notices of any kind to be given by either party to the other party shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to JFS shall be sent to:

Mark Nerud
President & Chief Executive Officer
Jackson Fund Services
225 West Wacker Drive, Suite 1200
Chicago, IL 60606

And notice to Curian and the Company shall be sent to:

Michael Bell
President and Chief Executive Officer
Curian Capital, LLC
7601 Technology Way
Denver, CO 80237

19.  Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

20.  Duties in the Event of Termination

Upon termination of this Agreement, JFS shall, at Curian’s reasonable prior request and expense, promptly deliver the relevant books, records, correspondence and other data (or copies thereof) of the Company that are in the possession or under control of JFS, to Curian or any other person designated by Curian.  If such form differs from the form in which JFS has maintained the same, Curian, on behalf of itself and the Company, may elect either to pay reasonable expenses associated with transferring the same to such form, or accept the relevant books, records, correspondence and other data (or copies thereof) in the form maintained by JFS.  JFS will further cooperate in the transfer of the duties and responsibilities established hereunder during a reasonable transition period to such successor as Curian or the Company may appoint, including the provision of assistance from JFS’s personnel in the establishment of books, records and other data by such successor. During the course of the reasonable transition period, JFS shall be compensated pursuant to the terms of Section 5, plus the additional expenses specified above.

21.  Governing Law

This Agreement shall be construed in accordance with the laws of the State of Michigan without regard to conflicts of law principles.  However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

22.  Amendment

This Agreement may not be amended or modified in any manner except by a written agreement executed by JFS and Curian in which each agrees to be bound thereby.

23.  Severability

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

24.  No Waiver

Each and every right granted to JFS hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of JFS to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by JFS of any right preclude any other or future exercise thereof or the exercise of any other right.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.

If executed in counterpart, such counterparts together shall constitute only one instrument.

Attest:		Curian Capital, LLC

By:	/s/ Kelly L. Crosser	By:	/s/ Michael A. Bell
	Kelly L. Crosser	Name:	Michael A. Bell
	Senior Compliance Analyst	Title:	President and CEO

Attest:		Jackson Fund Services, a division of Jackson National Asset Management, LLC

By:	/s/ Kelly L. Crosser	By:	/s/ Mark D. Nerud
	Kelly L. Crosser	Name:	Mark D. Nerud
	Senior Compliance Analyst	Title:	President and CEO

Exhibit A

Duties and Responsibilities:

Fund Officers:
•	Provide qualified officers to the Company, including Chief Financial Officer (CFO) & Treasurer and Secretary; and
•	Provide Principal Financial Officer (PFO) for Fund Sarbanes-Oxley certifications.

Fund Accounting:
•	Maintain portfolio records on a trade date basis using security trade information communicated from the Company’s investment adviser;
•	Maintain a general ledger and other accounts, books, and financial records for the Company in the form as agreed upon;
•	Determine the net asset value on a daily basis according to the Company’s accounting policies provided to JFS;
•	Daily reconciliation of cash and securities to the Company’s custodian;
•	Daily reconciliation of capital shares and transactions to the Company’s transfer agent;
•	Daily reconciliation of shares to the Company’s investment adviser; and
•	Determine dividends and other distributions.

Fund Administration:
•
Prepare and file organizational documents for the Company in the state of organization, maintain and file any updates to such documents, file any required state filings (such as annual form MT-1 in Massachusetts);

•	Prepare and file annual and semi-annual reports;
•	Prepare and file Forms N-Q, N-SAR, N-PX, N-CSR and 24f-2 with the Securities and Exchange Commission; maintain filings calendar;
•	Draft and coordinate initial registration, prospectus and statement of additional information updates, review and file documents via EDGAR;
•
Coordinate the printing and mailing of required disclosure to the owners of variable annuity contracts or variable life insurance policies with account values allocated to the Company (“Contractowners”);

•	Prepare the Company’s budget, review invoices and process payments;
•	Coordinate annual audit by the Company’s independent public accountants and any regulatory inspections or inquiries;
•	Prepare and file federal income and excise tax returns;
•	Provide tax information for year-end tax reporting;
•	Calculate the Company’s performance;
•	Coordinate participation in class action lawsuits (but the class actions are administered by the Company’s custodian pursuant to a separate fee schedule in the custody agreement); and
•	Maintain all records of the Trust required to be maintained under the 1940 Act or other applicable law.

Board Support:
•	Prepare Board agenda and materials, attend and record minutes of meetings, including initial organizational materials; and
•	Obtain fidelity bond and D&O insurance coverage.

Compliance Support:
•	Monitor the investment adviser’s compliance with (1) the 1940 Act requirements as it relates to the Funds and (2) the Company’s policies and limitations; and
•	Create and maintain the Company’s compliance policies and procedures;

Service Provider Oversight:
•	Oversee and coordinate other service providers, including custodian, securities lending agent etc., and (subject to the oversight of the Trust’s investment adviser), the sub-advisers.

A-1